Exhibit 99.1

Tilly’s, Inc. Announces Third Quarter Fiscal 2015 Results

Introduces Fourth Quarter Fiscal 2015 Outlook

•	Third Quarter Net Sales Increased 7.9% to $142 million; Comp Store Sales Increased 3.9%

•	Third Quarter GAAP EPS of $0.10; Non-GAAP EPS of $0.16

Irvine, CA – December 2, 2015 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the third quarter (13 weeks) and first nine months (39 weeks) of fiscal 2015 ended October 31, 2015.

Ed Thomas, President and Chief Executive Officer, stated, “I came back to Tillys because I was excited about its differentiated concept and significant potential for improvement and growth. In my first 50 days as CEO, I have become reacquainted with the Company and I am even more excited about the opportunities I see to improve this business. We will make decisions with a long-term view, but with a sense of urgency to begin driving better results as soon as possible.

“I am pleased with the comparable store sales performance we achieved in the third quarter. We expect to end the fiscal year with appropriate inventory levels while maintaining healthy product margins in the fourth quarter.”

Third Quarter Results Overview

The following comparisons refer to operating results for the third quarter of fiscal 2015 versus the third quarter of fiscal 2014 ended November 1, 2014:

•	Total net sales increased 7.9% to $142 million from $131 million.

•	Comparable store sales, which include e-commerce sales, increased 3.9%.

•	Gross profit increased 10.1% to $44.6 million from $40.5 million. Gross margin, or gross profit as a percentage of net sales, increased to 31.5% from 30.9%. The 60 basis point increase was primarily due to a 40 basis point improvement in buying, distribution and occupancy costs and a 20 basis point increase in merchandise margins.

•	Operating income was $5.4 million compared to $8.6 million, and included an aggregate of $2.4 million in non-comparable charges related to separation obligations for the Company’s former CEO and non-cash store asset impairment charges. Operating expenses also included a timing shift in marketing expenses from the second quarter last year into the third quarter this year when compared to the prior year period.

•	The Company’s effective tax rate was 48.0% compared to 40.2% in the prior year period primarily due to the impact of stock option expirations, which resulted in the write-off of certain previously recognized deferred tax assets. This rate difference increased income tax expense for the third quarter of fiscal 2015 by approximately $0.4 million utilizing fiscal 2014’s third quarter tax rate for comparability purposes.

•	Net income was $2.8 million, or $0.10 per diluted share, inclusive of the non-comparable charges and tax rate impact noted above. This compares to $5.1 million, or $0.18 per diluted share, in the prior year period. Excluding the non-comparable charges and tax rate impact noted above, non-GAAP net income was $4.5 million, or $0.16 per diluted share.

First Nine Months Results Overview

The following comparisons refer to operating results for the first nine months of fiscal 2015 versus the first nine months of fiscal 2014 ended November 1, 2014:

•	Total net sales increased 7.2% to $392 million from $365 million.

•	Comparable store sales, which include e-commerce sales, increased 2.1%.

•	Gross profit increased 10.1% to $117 million from $107 million. Gross margin increased to 29.9% from 29.1%. This 80 basis point increase was primarily due to a 60 basis point improvement in buying, distribution and occupancy costs and a 20 basis point increase in merchandise margins.

•	Operating income was $8.6 million compared to $12.0 million, and included an aggregate of $3.3 million in non-comparable charges related to non-cash store asset impairments, separation obligations for the Company’s former CEO, and a legal settlement accrual.

•	The Company’s effective tax rate was 46.2% compared to 41.7% in the prior year period primarily due to the impact of stock option expirations, which resulted in the write-off of certain previously recognized deferred tax assets. This rate difference increased income tax expense for fiscal 2015 by approximately $0.4 million utilizing fiscal 2014’s year-to-date tax rate for comparability purposes.

•	Net income was $4.7 million, or $0.16 per diluted share, inclusive of the non-comparable charges and tax rate impacts noted above. This compares to $7.0 million, or $0.25 per diluted share in the prior year period. Excluding the non-comparable charges and tax rate impact noted above, non-GAAP net income was $6.8 million, or $0.24 per diluted share.

Balance Sheet and Liquidity

As of October 31, 2015, the Company had $76 million of cash and marketable securities and no debt outstanding under its revolving credit facility compared to $61 million and no debt, respectively, as of November 1, 2014.

Fourth Quarter 2015 Outlook

The Company expects fourth quarter comparable store sales to be in the range of -2% to -4%, operating income to be in the range of $7 million to $9 million, and net income per diluted share to be in the range of $0.10 to $0.12. This assumes an anticipated effective tax rate of approximately 60% due to the discrete impact of additional stock option expirations expected to occur during the fourth quarter. Weighted average diluted share count is assumed at 28.5 million shares. The Company expects to end the fiscal year with 224 total stores.

Non-GAAP Financial Measures

In addition to reporting financial measures in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company is providing certain non-GAAP financial measures including “non-GAAP net income” and “non-GAAP earnings per diluted share”. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures help provide investors with transparency to the underlying comparable financial results excluding items that may not be indicative of, or are unrelated to, the Company’s core day-to-day operating results.

For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the accompanying table titled “Supplemental Information - Consolidated Statements of Income; Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” contained in this press release.

Conference Call Information

A conference call to discuss the financial results is scheduled for today, December 2, 2015, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until December 16, 2015, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 13626115. Please note participants must enter the conference identification number in order to access the replay.

About Tillys

Tillys is a leading destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tillys is headquartered in Southern California and, as of December 2, 2015, operated 226 stores and its website, www.tillys.com.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financials and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our ecommerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our ecommerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on April 1, 2015, including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.

Consolidated Balance Sheets

(In thousands, except par value and per share data)

(unaudited)

	October 31, 2015	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$46,335	$49,789
Marketable securities	29,951	34,957
Receivables	6,491	4,682
Merchandise inventories	70,110	51,507
Prepaid expenses and other current assets	13,255	12,349

Total current assets	166,142	153,284
Property and equipment, net	102,547	101,335
Other assets	3,703	2,932

Total assets	$272,392	$257,551

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,770	$23,109
Accrued expenses	17,860	12,325
Deferred revenue	5,212	7,075
Accrued compensation and benefits	4,278	5,911
Current portion of deferred rent	6,533	6,070
Current portion of capital lease obligation	845	806

Total current liabilities	59,498	55,296
Long-term portion of deferred rent	42,141	41,875
Long-term portion of capital lease obligation	1,055	1,694

Total long-term liabilities	43,196	43,569

Total liabilities	102,694	98,865
Stockholders’ equity:
Common stock (Class A), $0.001 par value; October 31, 2015 - 100,000 shares authorized, 12,305 shares issued and outstanding; January 31, 2015 - 100,000 shares authorized, 11,546 shares issued and outstanding	12	11
Common stock (Class B), $0.001 par value; October 31, 2015 - 35,000 shares authorized, 16,169 shares issued and outstanding; January 31, 2015 - 35,000 shares authorized, 16,544 shares issued and outstanding	16	17
Preferred stock, $0.001 par value; October 31, 2015 and January 31, 2015 - 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	132,937	126,565
Retained earnings	36,729	32,072
Accumulated other comprehensive income	4	21

Total stockholders’ equity	169,698	158,686

Total liabilities and stockholders’ equity	$272,392	$257,551

Tilly’s, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net sales	$141,692	$131,283	$391,905	$365,477
Cost of goods sold (includes buying, distribution, and occupancy costs)	97,051	90,735	274,616	258,947

Gross profit	44,641	40,548	117,289	106,530
Selling, general and administrative expenses	39,254	31,971	108,669	94,548

Operating income	5,387	8,577	8,620	11,982
Other income (expense), net	21	(22)	40	(18)

Income before income taxes	5,408	8,555	8,660	11,964
Income tax expense	2,594	3,442	4,003	4,994

Net income	$2,814	$5,113	$4,657	$6,970

Basic earnings per share of Class A and Class B common stock	$0.10	$0.18	$0.16	$0.25
Diluted earnings per share of Class A and Class B common stock	$0.10	$0.18	$0.16	$0.25
Weighted average basic shares outstanding	28,408	28,024	28,305	28,007
Weighted average diluted shares outstanding	28,419	28,046	28,403	28,082

Tilly’s, Inc.

Supplemental Information - Consolidated Statements of Income

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(unaudited)

Thirteen Weeks Ended October 31, 2015:	Net Income (in $000s)	Earnings per Diluted Share
As reported	$2,814	$0.099
Add back:
Non-cash store asset impairment charges, tax effected at 48.0%	705	0.025
Former CEO separation obligations, tax effected at 48.0%	569	0.020
Income tax difference due to stock option expirations	418	0.015

As adjusted for non-GAAP items	$4,506	$0.159

Thirty-Nine Weeks Ended October 31, 2015:	Net Income (in $000s)	Earnings per Diluted Share
As reported	$4,657	$0.164
Add back:
Legal Settlement, tax effected at 46.2%	263	0.009
Non-cash store asset impairment charges, tax effected at 46.2%	926	0.033
Former CEO separation obligations, tax effected at 46.2%	588	0.021
Income tax difference due to stock option expirations	388	0.014

As adjusted for non-GAAP items	$6,822	$0.240

Tilly’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Thirty-Nine Weeks Ended
	October 31, 2015	November 1, 2014
Cash flows from operating activities
Net income	$4,657	$6,970
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,991	15,630
Stock-based compensation expense	3,313	2,710
Impairment of assets	1,721	—
Loss on disposal of assets	245	79
Gain on sales and maturities of marketable securities	(96)	(86)
Deferred income taxes	733	598
Excess tax benefit from stock-based compensation	(95)	—
Changes in operating assets and liabilities:
Receivables	(1,809)	2,689
Merchandise inventories	(18,603)	(15,930)
Prepaid expenses and other assets	(2,398)	(2,085)
Accounts payable	1,401	8,155
Accrued expenses	3,110	4,436
Accrued compensation and benefits	(1,633)	(1,138)
Deferred rent	729	521
Deferred revenue	(1,863)	(1,489)

Net cash provided by operating activities	6,403	21,060

Cash flows from investing activities
Purchase of property and equipment	(17,491)	(19,806)
Proceeds from sale of property and equipment	7	14
Purchases of marketable securities	(49,927)	(34,939)
Maturities of marketable securities	55,000	40,000

Net cash used in investing activities	(12,411)	(14,731)

Cash flows from financing activities
Proceeds from exercise of stock options	3,094	181
Payment of capital lease obligation	(600)	(564)
Taxes paid in lieu of shares issued for share based compensation	(35)	—
Excess tax benefit from stock-based compensation	95	—

Net cash provided by (used in) financing activities	2,554	(383)

Change in cash and cash equivalents	(3,454)	5,946
Cash and cash equivalents, beginning of period	49,789	25,412

Cash and cash equivalents, end of period	$46,335	$31,358

Tilly’s, Inc.

Store Count and Square Footage

	Stores Open at Beg of Qtr	Stores Opened During Qtr	Stores Closed During Qtr	Stores Open at End of Qtr	Total Gross Square Footage End of Qtr (in thousands)
2014 Q1	195	3	0	198	1,535
2014 Q2	198	6	1	203	1,563
2014 Q3	203	5	1	207	1,589
2014 Q4	207	5	0	212	1,622
2015 Q1	212	2	1	213	1,630
2015 Q2	213	3	0	216	1,655
2015 Q3	216	4	0	220	1,681

Investor Relations Contact:

ICR, Inc.

Anne Rakunas/Joseph Teklits

310-954-1113

anne.rakunas@icrinc.com